Exhibit 99.1
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS EXPECTED IMPACT FROM HURRICANES KATRINA AND RITA
New York, October 4, 2005 – NYMAGIC, INC. (NYSE: NYM) reported today that its estimated after-tax net losses arising from Hurricane Katrina are approximately $7 million, or $.79 per share. The net losses result primarily from claims made in connection with the Company’s exposure to offshore drill rigs, watercraft and cargo interests in or around the Gulf of Mexico.
The Company has received a total of 46 claims to date aggregating approximately $27 million in gross losses in connection with Katrina, and its estimate is based on an evaluation of these claims, a review of historic loss development and an analysis of the application of the Company’s reinsurance agreements. The estimate of losses includes the Company’s net loss retentions after reinsurance recoveries as well as contractually stipulated costs of reinsurance reinstatements.
The Company also said that it has received 19 provisional notices of loss in connection with Hurricane Rita to date, but that it does not have sufficient data to quantify these potential claims. Although it expects to incur additional losses on Hurricane Rita, on the basis of the information currently available, the Company believes that gross losses associated with both Hurricanes Katrina and Rita are well within the limits of its reinsurance programs.
NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.
This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2005 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These risks could cause actual results for the 2005 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
CONTACT:	A. George Kallop NYMAGIC. INC. (212) 551-0744 or Richard Lewis Richard Lewis Communications, Inc. 212/827-0020 (24/7)